                              GAS SALES AGREEMENT
                                    BETWEEN

                                   AS SELLER
                                      AND
                           ATLANTA GAS LIGHT COMPANY
                                    AS BUYER






































                                                      CONFIDENTIAL

                                     INDEX








                                                PAGE

I.   DEFINITIONS                                  1

II.  GOVERNMENTAL AUTHORIZATIONS                  3

III. RESERVATIONS OF SELLER                       3

IIV. QUANTITY OF GAS                              4

IV.  NON-PERFORMANCE                              5

V.   DELIVERY PRESSURE                            7

VI.  POINTS OF DELIVERY AND OWNERSHIP             7

VII. TERM OF AGREEMENT                            8

VIII. PRICE                                       9

IX.  QUALITY OF GAS                              11

X.   METERING AND MEASUREMENT                    11

XI.  BILLING AND PAYMENT                         11

XII. TRANSPORTATION                              13

XIII. GOVERNMENTAL REGULATIONS                   14

XIV. FORCE MAJEURE                               16

XV.  WARRANTY OF TITLE                           18

XVI. RESPONSIBILITY                              18

XVII. GENERAL PROVISIONS                         18

EXHIBIT A                                        23

                              GAS SALES AGREEMENT

THIS AGREEMENT, effective as of the date set forth in Article VIII below,
between                     as "Seller", and ATLANTA GAS LIGHT COMPANY, as
"Buyer",


                             W I T N E S S E T H :

     WHEREAS, Buyer is a local distribution company; and

     WHEREAS, Seller owns and\or purchases supplies of natural gas for resale; and

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer natural gas in the quantities and upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, Buyer and Seller agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

1.01 The following words and terms, wherever used in this contract, shall have the meanings set forth below:

(a) Subject to the provisions of Section 7.02 herein, "A" Receipt Point(s) shall mean those receipt points on Southern Natural Gas Company's pipeline system at which Seller has a firm obligation to deliver the quantity requested by Buyer up to the applicable maximum nomination quantity. The "A" Receipt Point(s) and the corresponding maximum nomination quantity are set forth on Exhibit "A" attached hereto and incorporated herein for all purposes.

(b) "A-1" Receipt Points shall mean all receipt points (other than those "A" Receipt Points identified on Exhibit A of this contract.) on Southern's system
(including Seller's Supply Pool No.                       ).

(c) "BTU" shall mean British Thermal Unit which is the amount of heat required to raise the temperature of one pound of water from 59 degrees Fahrenheit to 60 degrees Fahrenheit, measured with respect to gas at a pressure of 14.73 psia and saturated with water vapor. BTU values for purposes of payment, however, shall be assumed to be measured on a dry basis.

(d) "Business day" shall mean each day of the week, other than Saturday and Sunday, which is not a holiday recognized by Southern.

(e) "Buyer's city gate" shall mean any of the interconnection(s) of the facilities of Buyer and Southern.

(f) "Buyer's Transportation Agreement" shall mean Buyer's agreement(s) with Southern, as may be in effect from time to time, for transportation of gas from the "A" and/or "A-1" Receipt Points to Buyer's city gate.

(g)  "Daily Contract Maximum" or "DCM" shall, subject to the other terms and
provisions of this Contract, be equal to        of gas per day inclusive of any
gas retained by Southern for compressor fuel and line loss makeup. The parties understand that the gas so retained may change from time to time during the term of this contract.

(h) "Day" shall mean a period beginning at 7:00 a.m. (Central Time) on a calendar day and ending at 7:00 a.m. (Central Time) on the next calendar day.

(i) "Dekatherm" or "dt" shall mean the quantity of heat energy which is one (1) MMBtu.

(j)  "FERC" shall mean Federal Energy Regulatory Commission.

(k) "FERC approved tariffs" shall mean a compilation of all of the effective rate schedules of a natural gas company and a copy of each form of service agreement as required by Section 154.1 et seq of FERC's Rules and Regulations promulgated under the Natural Gas Act.

(l) "Gas" or "natural gas" shall include casinghead gas produced with crude oil, natural gas from gas wells, coalbed methane gas, synthetic gas, coal gasification gas and residue gas resulting from processing any of the foregoing.

(m) "Mcf" shall mean one thousand (1,000) cubic feet of natural gas and "MMcf" shall mean one million (1,000,000) cubic feet of natural gas.

(n)  "MMBTU" shall mean one million (1,000,000) British Thermal Units.

(o) "Month" shall mean a period beginning at 7:00 a.m. (Central Time) on the first day of a calendar month and ending at 7:00 a.m. (Central Time) on the first day of the next calendar month.

(p) "Normalized Firm Load" shall mean the total average daily throughput for Buyer's firm service customers weather normalized in accordance with the normal heating degree days on the basis of ten (10) year normal weather.

(q) "Southern" shall mean Southern Natural Gas Company as transporter under Buyer's Transportation Agreements.

(r) "Third party seller(s)" shall mean the party or parties from whom Seller purchases gas.

(s)  "Wellhead Contracts" shall mean all of the firm gas sales agreements
between Buyer and its suppliers entered              .

(t) "Year" shall mean a period of three hundred sixty-five (365) consecutive days with a one day adjustment for leap years.

                                   ARTICLE II

                          GOVERNMENTAL AUTHORIZATIONS

2.01 Each of the parties hereto agrees to proceed with diligence in a good faith effort to obtain, cause to be obtained or to assist the other party in obtaining all such governmental authorizations as may be necessary to enable each party to perform or cause to be performed its obligations under this contract. Each party shall promptly notify the other party in writing when it has obtained or caused to be obtained all the governmental authorizations necessary to its ability to perform under this contract.


                                  ARTICLE III

                             RESERVATIONS OF SELLER

3.01 Subject to the other terms and provisions of this contract, Seller expressly reserves unto itself the right, at its sole cost and expense, to separate and extract liquid and liquefiable hydrocarbons, other than methane, from the gas delivered hereunder upstream of Buyer's city gate, together with such methane as cannot be separated from the ethane and heavier hydrocarbons separated or extracted from the gas, provided that Seller, by such extraction, shall not reduce the total heating value per cubic foot below a level acceptable to Southern and provided that by such extraction the gas will not be rendered incapable of meeting the quality specifications described in
Article X. All liquid and liquefiable hydrocarbons so recovered shall be owned and disposed of by Seller. Notwithstanding Article XVII hereof, Seller agrees to indemnify and hold Buyer harmless from any and all claims, liability, damages, and expenses which may occur or be asserted by reason of Seller's processing of gas hereunder.

3.02 In the event Seller exercises its right to process the gas delivered hereunder, Seller agrees to make up, at mutually agreeable point(s), gas quantities in kind at no cost, risk, or expense to Buyer, attributable to plant volume reduction (PVR) resulting from such processing.


                                   ARTICLE IV

                                QUANTITY OF GAS

4.01 Subject to the other terms and provisions of this contract, beginning on the effective date of this Agreement, and daily throughout the term hereof, Seller agrees to make available to Buyer and Buyer agrees to nominate and purchase at the "A" Receipt Points a quantity of gas equal to the Daily Contract Maximum ("DCM"). For purposes of this contract, Buyer shall be deemed to have received and purchased a quantity of gas equal to the quantity nominated by Buyer hereunder and confirmed and scheduled by Southern ("Confirmed Nominated Quantity") unless Buyer is limited by Southern to deliveries at Buyer's city gate equal to the actual quantity delivered at the applicable "A" and/or "A-1" Receipt Point(s). In the event actual receipts at the "A" and/or "A-1" Receipt Point(s) vary from the Confirmed Nominated Quantity, Seller shall be responsible pursuant to Article XIII, for any penalties or charges (including cash-out costs) incurred under Buyer's Transportation Agreement as a result of such variance.

4.02 Seller expressly warrants and agrees that it will on the effective date hereof and thereafter for so long as this contract remains in effect have available for sale and delivery hereunder, sufficient gas to meet on each day Seller's obligation to deliver the DCM.

4.03 If Seller is unable to deliver the nominated contract quantities up to the DCM at the "A" Receipt Points on any day, Seller will notify Buyer of such deficiency by telephone and by facsimile machine as soon as possible and Seller will deliver deficiency quantities from Seller's supplies that are not committed to other buyer(s) under long term firm sales agreements located behind "A-1" Receipt Points. In such event Seller will supply Buyer such deficiency quantities, up to the volume for which Buyer can obtain transportation capacity on Southern, as are available at "A-1" Receipt Points on a pro rata basis with all of Seller's other firm sales customers prior to making any interruptible sales. Any such deficiency quantities scheduled and delivered at "A-1" Receipt Points shall be credited against Seller's delivery obligation under Section 4.01 above.

4.04 Notwithstanding anything herein to the contrary, Seller shall not, on any day, deliver to Buyer at any "A" Receipt Point a quantity of gas less than Buyer's pro rata share of Buyer's supply at such "A" Receipt Point. For purposes of this provision Buyer's pro rata share shall equal [(X/Y) x Z] where X equals the quantity of gas nominated by Buyer hereunder at the applicable "A" Receipt Point, Y equals the total quantity nominated by all of Seller's firm sales customers with contracts utilizing the applicable "A" Receipt Point as a firm point of delivery thereunder and Z equals the total quantity of gas that Seller is able to deliver at the applicable "A" Receipt Point on such day.


                                   ARTICLE V

                                NON-PERFORMANCE

5.01 (a) If on any day Seller fails to deliver any portion of the gas requested by Buyer for delivery in accordance with Article IV (including any such failure attributable to capacity constraints at "A-1" Receipt Points unless such deliveries were being made at "A-1" Receipt Points due to lack of transportation capacity at "A" Receipt Point(s)), Buyer, upon notification of such deficiency from Seller, shall use due diligence to replace such gas with gas from other sources. If Buyer is able to replace all or a portion of such gas with gas from other sources (Replacement Gas Quantities), then Seller shall pay to Buyer, without prejudice to other remedies available to Buyer for such failure to deliver replacement costs in an amount equal to (i) the difference between (a) the effective price per dekatherm (including the applicable Commodity Price) that would have been applicable to such gas hereunder and (b) the weighted average price per dekatherm of the Replacement Gas reasonably utilized by Buyer on the day Seller failed to deliver hereunder, multiplied by (ii) the total volume of Replacement Gas Quantities.

(b) If on any day Seller fails to deliver any portion of the gas requested by Buyer for delivery in accordance with Article IV (including any such failure attributable to capacity constraints at "A-1" Receipt Points unless such deliveries were being made at "A-1" Receipt Points due to lack of transportation capacity at "A" Receipt Point(s)), and if Buyer, after receiving notification of such deficiency, is unable, having used due diligence, to replace all or any portion of such gas from other sources (Unreplaced Gas Quantities) on the day on which the deficiency occurred, then Seller shall pay to Buyer, without prejudice to other remedies available to Buyer for such failure to deliver, costs in an amount equal to the product of (i) the weighted average price per dekatherm of the fuel reasonably utilized by Buyer on the day Seller failed to deliver hereunder, and (ii) the volume of Unreplaced Gas Quantities.

In exercising due diligence to obtain replacement fuel, Buyer shall not be required to utilize available underground storage or LNG supplies if, in Buyer's judgment, such utilization would be imprudent.

(c) Anything to the contrary notwithstanding, the provisions of Section 5.01(a) and (b) shall not apply if Seller's failure to deliver is due to a force majeure condition or an adverse governmental action, as such terms are defined below, or the failure of Buyer to provide sufficient transportation capacity pursuant to
Section 13.02.

                                   ARTICLE VI

                               DELIVERY PRESSURE

6.01 Seller shall deliver natural gas to Buyer at Southern's line pressure at the point(s) of receipt designated in Article VII hereof.


                                  ARTICLE VII

                        POINTS OF DELIVERY AND OWNERSHIP

7.01 Gas purchased and sold hereunder shall be delivered by Seller to Buyer at the applicable "A" or "A-1" Receipt Point(s). Title shall pass to Buyer at the time of delivery.

7.02

                                  ARTICLE VIII

                               TERM OF AGREEMENT

8.01  Subject to the other provisions hereof, this contract shall be effective
      on             and shall remain in full force and effect for a primary
      term through        .

8.02 If, at the end of the primary term, Seller is willing to extend the term of this contract for a successive term, Seller shall give Buyer written notice thereof at least 90 days prior to the termination date of this Contract, such notice to include the volume of gas Seller will make available to Buyer and the term of such sale. Buyer will have 60 days from the date of such notice to give Seller written notice as to whether or not it is agreeable to such extension.

8.03

                                   ARTICLE IX

                                     PRICE

9.01 The amount payable by Buyer each month shall be equal to the total of the Confirmed Nominated Quantities for the applicable month multiplied by the "Commodity Price" or the "Alternate Commodity Price" applicable in such month, adjusted pursuant to Article XII below for any cash-out payments that may apply. The Commodity Price shall be established monthly by negotiation pursuant to
Section 9.02 and is subject to adjustment pursuant to Section 9.05. If the parties are unable to agree on the Commodity Price, the Alternate Commodity Price, determined in accordance with Section 9.03, shall apply.

9.02 Upon the written request of either party to the other, each month the parties shall negotiate in good faith to establish the Commodity Price applicable in the ensuing month (the Delivery Month). If the parties agree on the Commodity Price for any month on or before the 5th business day prior to the first day of such month (the "Agreement Due Date"), Seller shall no later than one day after such agreement is reached send to Buyer a written confirmation of such price ("Confirmation").

9.03 If Buyer and Seller are unable to agree on the Commodity Price for the Delivery Month on or before the Agreement Due Date, the Alternate Commodity Price shall be applicable in such month and shall be equal to the arithmetic average of the following:

     (a)





     (b)

9.04 Upon the written request of either party to the other, Buyer and Seller shall promptly enter into good faith negotiations to determine whether the
Section 9.03 procedure for establishing the Alternate Commodity Price should be modified to reflect the prices of natural gas in futures contracts, such as those traded on the New York Mercantile Exchange, or some mutually agreeable representative pricing mechanism, in order to achieve an Alternate Commodity Price that most accurately tracks the price of spot gas in the then-current gas market delivered to the Receipt Points. Pending the outcome of any such negotiation, the Alternate Commodity Price shall be determined in accordance with Section 9.03. If the negotiations result in a mutually agreed upon revised method for determining the Alternate Commodity Price, the revised method shall become effective for the Delivery Month first following the month during which the agreement was reached. If the negotiations do not result in a mutually agreed upon revised method, the matter shall not be subject to arbitration and the Section 9.03 procedures shall remain in effect.

9.05

                                   ARTICLE X

                                 QUALITY OF GAS

10.01 The gas delivered hereunder shall be merchantable gas which shall comply with the quality requirements stated in Southern's FERC Approved Tariff.


                                   ARTICLE XI

                            METERING AND MEASUREMENT

11.01 The unit of measurement of the gas shall be one dekatherm of gas. The gas delivered hereunder shall be measured and metered by Southern at the applicable "A" and/or "A-1" Receipt Point(s) in accordance with the provisions, specifications and standards set forth in Southern's FERC Approved Tariff. Each party shall preserve or cause to be preserved for at least one (1) year all test data, charts, allocation statements and other similar records available to it, unless a longer period is prescribed by applicable regulation.


                                  ARTICLE XII

                              BILLING AND PAYMENT

12.01 On or before the tenth (10th) day of each month, Seller shall render to Buyer a statement showing the Confirmed Nominated Quantity of gas for the preceding month and the Price therefore either (i) reduced by any cash-out payments due Southern for any portion of the Confirmed Nominated Quantity not tendered by Seller at the applicable "A" or "A-1" Receipt Point(s), or (ii) increased by any cash-out payments received by Buyer under Southern's tariff for any gas delivered to Buyer at the "A" or "A-1" Receipt Points in excess of the Confirmed Nominated Quantity. Buyer shall pay Seller the amount of such statement on or before the twentieth (20th) day of each month or the tenth
(10th) day following the date of Buyer's receipt of such statement, whichever is later.

12.02 On or before the fifth (5th) day of each month following a month during which Buyer purchased replacement gas and/or fuel, Buyer shall render to Seller a statement showing the amount and cost of such replacement quantities. Replacement costs owed by Seller pursuant to the terms of this contract for any month shall be credited against Buyer's statement in the next month and against statements in subsequent month(s) as necessary.

12.03 If either party fails to pay any statement in whole or in part when due, in addition to any other rights or remedies available to the invoicing party, interest at a rate equal to the applicable average prime rate for producer refunds established by the FERC from time to time as prescribed at 18 C.F.R. 154.102(c) (2) (iii) (A) shall accrue on unpaid amounts, including on unpaid interest compounded daily, beginning on the payment due date of Seller's statement and ending when such statement is paid. The preceding provisions of this Article XII notwithstanding, if a good faith dispute arises between Buyer and Seller concerning a statement, Buyer shall pay that portion of the statement not in dispute on or before such due date, both parties shall continue to perform their obligations under the contract during such dispute, and, upon the ultimate determination of the disputed portion of the statement, Buyer shall pay Seller the remaining amount owed plus the interest accrued thereon.

12.04 Each party shall have the right to examine the books and records of the other party to the extent necessary, given reasonable notice, to verify calculations of all charts, allocation statements and other documents used in the buy/sell transaction, measurement, and/or transportation of gas delivered hereunder (to the extent such charts are available to the party) within ten (10) days after the last charge for each billing period is received by Buyer.

                                  ARTICLE XIII
                                 TRANSPORTATION

13.01 Seller shall arrange and pay for the transportation of the gas sold hereunder to the applicable "A" or "A-1" Receipt Point(s). Any provision herein to the contrary notwithstanding, as part of Seller's obligation to arrange such transportation, Seller shall indemnify and hold Buyer harmless from all injuries, claims, liabilities and damages irrespective of the cause thereof (other than Buyer's gross negligence) which arise out of or in connection with such transportation.

13.02 Buyer shall arrange and pay for the transportation of the gas purchased hereunder from the applicable "A" or "A-1" Receipt Point(s) to Buyer's City Gate. If Buyer is unable to obtain transportation capacity on Southern at "A" Receipt Points, then Seller shall make gas available to Buyer at "A-1" Receipt Points in accordance with Section 4.06.

13.03 All deliveries of gas by Seller and receipts by Buyer under this contract shall be made in accordance with Southern's FERC approved tariff.
Buyer will nominate quantities for receipt under Buyer's Transportation Agreement(s) with Southern at the applicable "A" or "A-1" Receipt Point(s), hereunder in an amount equal to the DCM. Buyer will timely notify Seller if Southern does not confirm any portion of the quantities nominated for receipt at such "A" or "A-1" Receipt Point(s). As set forth in Section 4.01, Buyer shall be deemed to have received and purchased a quantity of gas equal to the Confirmed Nominated Quantity; provided that Buyer is not prohibited by Southern from taking delivery at Buyer's City Gate of a quantity of gas equal to the Confirmed Nominated Quantity.

13.04 Subject to Sections 13.05, 13.06, and 13.07 below, the parties agree that any costs, expenses, or losses (including any cash-out payments or imbalance penalties) under Buyer's Transportation Agreement due to (a) imbalances at the "A" or "A-1" Receipt Point(s) shall be the responsibility of Seller and (b) imbalances at Buyer's City Gate shall be the responsibility of Buyer.

Buyer and Seller shall cooperate to remedy any transportation discrepancy for quantities delivered under this contract.

13.05 Without waiver of any other remedies, in the event any charges, penalties, costs or expenses are incurred or payable to Southern as a result of Seller's failure to give Buyer timely notice of any increase or decrease in daily quantities to be delivered at any Receipt Point from the quantities nominated and scheduled by Buyer in accordance with Article IV, Seller shall be responsible for such charges, penalties, costs or expenses.

13.06 Without waiver of any other remedies, in the event any charges, penalties, costs or expenses are incurred or payable to Southern as a result of Buyer's failure to give Seller timely notice of any increase or decrease in daily quantities to be accepted at any point of delivery or redelivery point from the quantities nominated and scheduled by Buyer in accordance with Article IV, Buyer shall be responsible for such charges, penalties, costs or expenses.

13.07 For the purpose of Sections 13.05 and 13.06, notice will be deemed timely if, under the circumstances, it should have given the party receiving such notice reasonably sufficient time to notify Southern of such changes in quantities by the time required under the terms of Southern's FERC Approved Tariff.

                                  ARTICLE XIV

                            GOVERNMENTAL REGULATIONS

14.01 This contract shall be subject to all valid applicable state, federal and local laws, rules and regulations; provided, that either party hereto shall be entitled to regard all laws, rules and regulations issued by any federal or state regulatory body as valid and may act in accordance therewith until such time as the same may be held invalid by final judgment in a court of competent jurisdiction. Nothing herein shall be taken to preclude Buyer or Seller or both from contesting the validity of any such law(s), rule(s) or regulation(s).

14.02 In the event that the FERC, Congress or any other governmental body asserting jurisdiction ("governmental authority") (i) imposes price controls on natural gas (ii) prohibits or prevents any of the transactions described in (a) this contract, (b) any agency agreement between Buyer and Seller or (c) any transportation agreement between Southern and Buyer or Seller covering the transportation of the gas delivered hereunder; (iii) directly or indirectly materially and adversely conditions such transactions in a form that is unacceptable in the sole judgment of the party affected thereby, or (iv) adopts any law, action, rule or order which directly or indirectly, materially and adversely affects a party's rights or obligations hereunder (each of the events described above being referred to herein as an "adverse governmental action"), or if a governmental authority declares that an adverse governmental action shall be effective on a future date, then the party affected by such adverse governmental action (the "affected party") shall notify the other party of such adverse governmental action. Buyer and Seller shall then promptly commence negotiations in good faith in order to equitably adjust the rights and obligations of the parties in the light of such adverse governmental action. If the parties are unable to reach agreement, the affected party may terminate this contract at any time on or after the effective date of such adverse governmental action by giving written notice of termination to the other party. However, if such adverse governmental action becomes effective in any month from October through April inclusive, upon Buyer's request, Seller shall continue to deliver gas hereunder until the following May 1, provided that: (i) Seller is able to obtain sufficient supplies of gas to satisfy Buyer's requirements hereunder without affecting Seller's ability to fulfill Seller's other firm sales contract obligations that are not suspended by such adverse governmental action, and (ii) Buyer or Seller can arrange the necessary transportation, and (iii) Buyer shall agree in writing to keep Seller whole on a monthly basis with respect to all increased costs Seller may incur by so continuing to perform this contract. Any provision herein to the contrary notwithstanding, the affected party may terminate its performance of this contract effective immediately if continued performance hereof would cause such party to be in violation of any enforceable law, action, rule, order or regulation under this article.

14.03 Buyer shall use due diligence to maximize its sales of gas in its franchise area on reasonable terms and conditions. Notwithstanding Buyer's due diligence, Buyer's ability to resell gas available for purchase under this contract may be adversely affected by such factors as conservation, and competition from other sellers of natural gas (including by-pass). If, at any time, after the effective date hereof, Buyer determines that it no longer requires some or all of the gas available to it under this contract because of loss of firm load or loss of load due to by-pass, Buyer may reduce the DCM by an amount equal to or less than (a) in the event of the loss of firm load, the product of (i) the difference between Buyer's Normalized Firm Load as of September 30, 1994 and Buyer's Normalized Firm Load as of the then most recent September 30, and (ii) a fraction the numerator of which shall be the DCM under this contract and the denominator of which shall be the total of the DCM's under the Wellhead Contracts then in effect, and/or (b) in the event of loss of load due to by-pass(es), the product of (i) the total volume attributable to the by-pass(es) and (ii) a fraction the numerator of which shall be the DCM under this contract and the denominator of which shall be the total of the DCM's under the Wellhead Contracts then in effect.


                                   ARTICLE XV

                                 FORCE MAJEURE

15.01 No failure or delay in performance, whether in whole or in part, by either Seller or Buyer shall be deemed to be a breach hereof when such failure or delay is occasioned by or due to any acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, sabotage, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, floods, storms, fires, washouts, arrests and restraints of rulers and peoples, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, hydrate obstructions of lines of pipe, lack of pipeline capacity due to a force majeure event experienced by persons transporting or storing gas for Buyer or Seller, repairs, maintenance, improvement, replacement or alterations to plants, lines of pipe or related facilities, partial or complete failure to perform by persons transporting or storing gas for Buyer or Seller, inability of either party to obtain necessary machinery, materials or permits or to obtain easements or rights of way, freezing of a well or delivery facility, well blowouts, craterings, the act of any court or governmental authority, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension and which, by the exercise of due diligence, such party is unable to prevent or overcome; provided, however, that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and the requirement that any force majeure shall be remedied with the exercise of diligence shall not require the settlement of strikes or lockouts by acceding to the demands of opposing parties when such course is inadvisable in the discretion of the party having difficulty. Under no circumstances shall failure of the gas supply reserves being purchased by Seller be deemed an event of force majeure.

15.02 Such causes or contingencies affecting the performance of this contract by any party hereto, however, shall not relieve such party of liability in the event of its negligence or in the event of its failure to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch. Nor shall such causes or contingencies affecting the performance of this contract relieve any party from its obligations to make payments of amounts when due. Nor shall such causes or contingencies relieve any party of liability, unless such party shall give notice and full particulars of the same in writing or by telegraph to the other party as soon as possible after the occurrence relied on, and like notice shall be given upon termination of such force majeure conditions.

15.03 If, due to force majeure, the gas available for delivery by Seller is insufficient to meet all of Seller's firm sales obligations to Buyer then deliveries will be made in accordance with Section 5.01(c) of this Agreement.

                                  ARTICLE XVI

                               WARRANTY OF TITLE

16.01 Seller warrants title to all gas delivered by it, that it has the right to sell or deliver the same, and that such gas is free from liens and adverse claims of every kind. Seller shall pay or cause to be paid all taxes and other sums due on the gathering and handling of the gas delivered by Seller. Seller shall indemnify and save Buyer harmless from and against all suits, actions, damages, costs and expenses arising from or out of any breach of this provision.


                                  ARTICLE XVII

                                 RESPONSIBILITY

17.01 As between the parties hereto, Seller shall be deemed to be in exclusive control and possession of the gas sold hereunder until such gas has been delivered to the applicable "A" or "A-1" Receipt Point(s), after which point Buyer shall be deemed to be in exclusive control and possession of such gas.

17.02 The party deemed to be in control and possession of the gas sold hereunder shall be responsible for and shall indemnify the other party with respect to any claims, liabilities or damages arising therefrom when such gas is in that party's control and possession.


                                 ARTICLE XVIII

                               GENERAL PROVISIONS

18.01 In the event the Third Party Seller at the "A" Receipt Point(s) exercises its right, pursuant to Section 2.2 of Article II of the sales contract between such Third Party Seller and Seller, to have gas quantities permanently released from such sales contract between such Third Party Seller and Seller, then Seller shall have the right upon sixty (60) days prior written notice, to reduce the DCM hereunder by the volume set forth in Seller's notice; provided, however, that said reduction shall not exceed the volume released by the Third Party Seller and shall constitute a pro rata share of the total reduction made by Seller under all firm sales contracts as a result thereof.

18.02 Upon sixty (60) days notice from Buyer, Seller shall provide to Buyer (subject to Section 18.08) on the next anniversary of the effective date hereof, a statement of the estimated average deliverability for the next year, to the best of Seller's knowledge, information and belief at the time, of (a) (i) Seller's gas supplies located behind the "A" Receipt Points and (ii) the total of Seller's firm gas sales commitments with a term of one year or longer behind the same "A" Receipt Points, and (b) (i) Seller's gas supplies located behind "A-1" Receipt Points and (ii) the total of Seller's firm gas sales commitments with a total of one year or longer behind the same "A-1" Receipt Points.

18.03 Except as otherwise provided in this contract, any notice, request, demand, payment or statement provided for in this contract shall be in writing and shall be (a) mailed by registered or certified mail and deemed duly delivered when mailed or (b) delivered by any type of telecommunication or delivered in hand, to the address of the parties hereto as follows:



BUYER:

For Notices (by mail):

Atlanta Gas Light Company
P. O. Box 4569
Atlanta, Georgia  30302-4569
Attention:  Mr. Stephen J. Gunther


For Notices (by telephone):

(404) 584-3896


For Notices (by facsimile machine):

Facsimile Machine:  (404) 584-3703


For Notices (by courier):

Atlanta Gas Light Company
303 Peachtree Street, N.E.
Atlanta, Georgia  30308-3249
Attention:  Mr. Stephen J. Gunther


For Payment and Billing (by mail):

Atlanta Gas Light Company
P. O. Box 4569
Atlanta, Georgia  30302-4569
Attention:  Gas Supply Analyst

For Payment and Billing (by courier):

Atlanta Gas Light Company
303 Peachtree Street, N.E.
Atlanta, Georgia  30308-3249
Attention:  Gas Supply Analyst


SELLER:

For Notices and Billing (by mail):






For Notices (by facsimile machine):




For Payment:







or to such other address as either party shall from time to time designate by correspondence to the other party.

18.04 This contract shall not be assignable by either party in whole or in part, except with the consent of the other party, which shall not be unreasonably withheld. This contract shall inure to the benefit of and be binding upon permitted successors and assigns.

18.05 This contract is for the sole and exclusive benefit of the parties hereto. Nothing expressed or implied herein is intended to benefit any other person, firm or corporation not a party hereto and none of such other persons shall have any legal or equitable right, remedy or claim under this contract or under any provision hereof.

18.06 This agreement constitutes the entire contract between the parties pertaining to the subject matter hereof; supersedes all prior agreements and understandings, whether oral or written, which the parties may have in connection herewith; and may not be modified except by written agreement of the parties. The parties and their legal counsel have cooperated in the drafting of this contract and it shall therefore be deemed their joint work product and shall not be construed against either party by reason of its preparation.

18.07 THE INTERPRETATION AND PERFORMANCE OF THIS CONTRACT SHALL BE IN ACCORDANCE WITH AND CONTROLLED BY THE LAWS OF THE STATE OF GEORGIA, EXCEPT FOR THE CHOICE OF LAW DOCTRINE THAT REFERS TO THE LAWS OF ANOTHER JURISDICTION.

18.08 The parties acknowledge that this contract and all documents and information provided to either party pursuant to this contract contain commercially sensitive information and each party agrees that it will not, without the written consent of the other, disclose to any third party, this contract or the terms or provisions thereof except to the extent, and only to the extent, that disclosure is required (a) by law or by a court or administrative agency having jurisdiction over the disclosing party; (b) to obtain transportation of the gas purchased and sold hereunder; or (c) in the course of an audit of the disclosing party, and further provided that upon learning that disclosure is required by law or by a court or administrative agency, the party required to make such disclosure shall immediately notify the other party and shall take all reasonable steps requested by such other party to limit the extent of such disclosure.

18.09 No waiver by either party of any one or more defaults by the other in the performance of any provision of this contract shall operate or be construed as a waiver of any future default or defaults, whether of a like or of a different character.

18.10 The Exhibit(s) attached hereto are incorporated herein by reference and made a part of this contract for all purposes.

18.11 The descriptive headings of the provisions of this contract are formulated and used for convenience only and will not be deemed to effect the meaning or construction of any such provision.

     IN WITNESS WHEREOF, this instrument is executed as of the day and year first above written.



WITNESS:



Its  ______________________________     Its _______________________________



WITNESS:                                ATLANTA GAS LIGHT COMPANY



Its: /s/ Charles R. Sanders             /s/ Stephen J. Gunther
                                        Title:  Vice President

                                  EXHIBIT "A"


                              "A" RECEIPT POINT(S)



                                                                 Maximum
SNG Point Description             SNG Meter No.            Nomination Quantity